Exhibit 10.2

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of the 27th day of October, 2020, by and among Callaway Golf Company, a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto and any additional investor that becomes a party to this Agreement in accordance with Section 5.1 hereof.

RECITALS

WHEREAS, the Company and Topgolf International, Inc., a Delaware corporation (“Topgolf”), are party to that certain Agreement and Plan of Merger, dated as of October 27, 2020 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Topgolf and 51 Steps, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, (i) Merger Sub will merge with and into Topgolf, with Topgolf being the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”), and (ii) by virtue of the Merger, former stockholders of Topgolf will receive newly issued shares of Acquiror Common Stock (terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement);

WHEREAS, as a result of the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), each of the Providence Stockholders (as defined below), the West River Stockholders (as defined below) and the Dundon Stockholders (as defined below), each of which are currently stockholders of Topgolf, will become a stockholder of the Company and will cease to be a stockholder of Topgolf; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the parties hereto desire to enter into this Agreement, to be effective upon the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. “Affiliate” with respect to the Providence Stockholders, the West River Stockholders and the Dundon Stockholders, respectively, shall not include the Company or its subsidiaries. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Beneficially Own” shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act. For the avoidance of doubt, (i) the beneficial ownership of the Providence Stockholders shall be aggregated together along with the beneficial ownership of their Affiliates, (ii) the beneficial ownership of the West River Stockholders shall be aggregated together along with the beneficial ownership of their Affiliates and (iii) the beneficial ownership of the Dundon Stockholders shall be aggregated together along with the beneficial ownership of their Affiliates.

1.3 “Company Organizational Documents” shall mean the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 13, 2020, and the Seventh Amended and Restated Bylaws of the Company, effective as of May 12, 2020, in each case as may be amended, supplemented, restated or otherwise modified from time to time.

1.4 “Company Shares” shall mean the Acquiror Common Stock and any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Acquiror Common Stock, including options and warrants.

1.5 “Director” shall mean a member of the Board of Directors of the Company.

1.6 “Dundon Director” shall mean an individual elected to the Board of Directors who has been nominated or appointed by the Dundon Stockholders pursuant to this Agreement. For the avoidance of doubt, Thomas Dundon shall be deemed to have been nominated or appointed, as applicable, by the Dundon Stockholders pursuant to this Agreement.

1.7 “Dundon Stockholders” shall mean DDFS Partnership, LP together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 5.1.

1.8 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9 “Initial Dundon Shares” shall mean the aggregate number of Company Shares Beneficially Owned by the Dundon Stockholders immediately following the Closing.

1.10 “Initial Providence Shares” shall mean the aggregate number of Company Shares Beneficially Owned by the Providence Stockholders immediately following the Closing.

1.11 “Initial West River Shares” shall mean the aggregate number of Company Shares Beneficially Owned by the West River Stockholders immediately following the Closing.

1.12 “Investor Director” means any of the Providence Director, West River Director and Dundon Director.

1.13 “Investor Stockholder” shall mean any of the Providence Stockholders, West River Stockholders and Dundon Stockholders.

1.14 “Lock-up Period” shall mean the period beginning on the date hereof and ending on the date that is 180 days after the date of the Closing.

1.15 “Lock-up Shares” shall mean any Company Shares, excluding any Company Shares received as Series H Per Share Consideration (as such term is defined in the Merger Agreement).

1.16 “Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by law and do not conflict with the terms of this Agreement) reasonably necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) executing agreements and instruments, (iii) causing the members of the Board of Directors to take such actions (to the extent allowed by Delaware law) and/or (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations, publications or similar actions that are required to achieve such result.

1.17 “Permitted Transferee” shall mean, with respect to any Person, (i) any Affiliate of such Person, (ii) with respect to any Person that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor (provided, however, that in no event shall any “portfolio companies” (as such term is customarily used in the private equity industry) of any Investor Stockholder or any entity that is controlled by a “portfolio company” of an Investor Stockholder constitute a Permitted Transferee) and (iii) in the case of any Person who is an individual, (x) any successor by death or (y) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Company Shares.

1.18 “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.19 “Providence Director” shall mean an individual elected to the Board of Directors who has been nominated or appointed by the Providence Stockholders pursuant to this Agreement. For the avoidance of doubt, Scott Marimow shall be deemed to have been nominated or appointed, as applicable, by the Providence Stockholders pursuant to this Agreement.

1.20 “Providence Stockholders” shall mean PEP TG Investments LP together with its successors and any Permitted Transferee that becomes a party hereto pursuant to Section 5.1.

1.21 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.22 “West River Director” shall mean an individual elected to the Board of Directors who has been nominated or appointed by the West River Stockholders pursuant to this Agreement. For the avoidance of doubt, Erik J. Anderson shall be deemed to have been nominated or appointed, as applicable, by the West River Stockholders pursuant to this Agreement.

1.23 “West River Stockholders” shall mean TGP Investors, LLC and TGP Investors II, LLC together with their respective successors and any Permitted Transferee that becomes a party hereto pursuant to Section 5.1.

2. Board of Directors.

2.1 Subject to the terms and conditions of this Agreement, including the limitations set forth in Section 2.3 and Section 2.5, from and after the Closing, (i) the Providence Stockholders shall have the right to designate one (1) person to be appointed or nominated, as the case may be, for election to the Board of Directors (including any successor, the “Providence Nominee”), (ii) the West River Stockholders shall have the right to designate one (1) person to be appointed or nominated, as the case may be, for election to the Board of Directors (including any successor, the “West River Nominee”) and (iii) the Dundon Stockholders shall have the right to designate one (1) person to be appointed or nominated, as the case may be, for election to the Board of Directors (including any successor, the “Dundon Nominee”, and together with the West River Nominee and the Providence Nominee, each a “Nominee”), in each case, by giving written notice to the Company as soon as reasonably practicable, and in no event later than ten (10) days, after such Investor Stockholders’ receipt of written notice from the Company of the date of the applicable meeting of stockholders from the Company; provided, that in the event an Investor Stockholder fails to designate a Nominee within such ten (10) day period, such Investor Stockholder shall automatically be deemed to have designated its incumbent Director; provided, further, however, that the initial Nominees shall be appointed as set forth in Section 2.2.

2.2 The Company shall take all Necessary Action such that, as of the Closing, the Providence Nominee, the West River Nominee and the Dundon Nominee shall be appointed to the Board of Directors with terms ending at the next annual meeting of stockholders following the Closing.

2.3 Subject to the terms and conditions of this Agreement, from and after the Closing:

(a) for so long as the Providence Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than fifty percent (50%) of the total number of Initial Providence Shares, the Providence Stockholders shall have the right to nominate, in the aggregate, a number of Nominees equal to one (1) less the number of Providence Directors who are then serving but not up for election;

(b) for so long as the West River Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than fifty percent (50%) of the total number of Initial West River Shares, the West River Stockholders shall have the right to nominate, in the aggregate, a number of Nominees equal to one (1) less the number of West River Directors who are then serving but not up for election; and

(c) for so long as the Dundon Stockholders Beneficially Own, in the aggregate, a number of Company Shares equal to or greater than fifty percent (50%) of the total number of Initial Dundon Shares, the Dundon Stockholders shall have the right to nominate, in the aggregate, a number of Nominees equal to one (1) less the number of Dundon Directors who are then serving but not up for election;

in each case, subject to such Nominee’s satisfaction of (i) the requirements necessary for such Nominee to be “independent” in accordance with applicable laws, regulations and listing standards of the New York Stock Exchange and (ii) such other criteria and qualifications for service as a director applicable to other non-employee Directors of the Company as in effect from time to time. Without limiting the foregoing, each Nominee shall be required to tender, prior to appointment or nomination, as the case may be, for election to the Board of Directors, an irrevocable resignation that will be effective upon the occurrence of both (1) written notice from the Company of a Disqualifying Event (as defined below), including a basis for such determination, with respect to the Investor Stockholder that designated such Nominee and (2) the Board of Directors’ acceptance of such resignation.

2.4 Subject to Section 2.5(b) below, the Company shall take all actions reasonably necessary to ensure that: (i) the applicable Nominees that are properly nominated pursuant to Section 2.3 are included in the Board of Directors’ slate of nominees to the stockholders of the Company for each election of Directors; and (ii) each applicable Nominee that is properly nominated pursuant to Section 2.3 and up for election is included in the proxy statement prepared by the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors. It is understood and agreed that the aggregate number of Initial Providence Shares, Initial West River Shares and Initial Dundon Shares will be reflected on Schedule A hereto as soon as practicable following the Closing.

2.5 Removal; Resignation.

(a) Subject to the Company Organizational Documents, no Investor Director may be removed from the Board of Directors other than for cause unless such removal is directed or approved by the Investor Stockholder entitled to designate such individual pursuant to this Section 2.1. Any Investor Director may resign at any time upon notice to the Company. If any Investor Stockholder that is entitled to designate an Investor Director hereunder notifies the Company and the other Investor Stockholders that such Investor Stockholder desires to remove such Investor Director previously designated by such Investor Stockholder, with or without cause, then the parties shall take all Necessary Action to cause such removal of such Investor Director, including voting all Company Shares in favor of, or executing a written consent authorizing, such removal.

(b) In the event an Investor Stockholder or any of its controlled Affiliates or subsidiaries engages, directly or indirectly, in a Competitive Business, or otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person who engages in a Competitive Business, whether through the ownership of voting securities, by contract or otherwise (a “Disqualifying Event”), such Investor Stockholder’s right to designate a Nominee pursuant to Section 2.1 shall be immediately suspended for so long as a Disqualifying Event is continuing; provided that such Investor Stockholder’s right to designate a Nominee shall automatically terminate and be of no further force or effect if and when a Disqualifying Event continues for a period of one (1) year after (i) such Investor Stockholder’s receipt of written notice from the Company, in the event the Investor Stockholder reasonably promptly notifies the Company in writing of such Disqualifying Event as required by the last sentence of this Section 2.5(b), or (ii) the occurrence of such Disqualifying Event, in the event the Investor Stockholder fails to provide such notice within ten (10) days of becoming aware of such Disqualifying Event. For purposes of this Section 2.5(b), “Competitive Business” means the same or substantially similar business activities or lines of business as the Company or its subsidiaries then engages in. Each Investor Stockholder hereby agrees to reasonably promptly, and in any event within ten (10) days, notify the Company in writing of any Disqualifying Event, including a basis for such determination, with respect to such Investor Stockholder or any of its controlled Affiliates or subsidiaries.

2.6 Vacancies. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of any Investor Director, each party shall take all Necessary Action as will result in the election or appointment as an Investor Director of an individual designated to fill such vacancy and serve as an Investor Director by the applicable Investor Stockholder, that had, pursuant to Section 2.1, designated the Investor Director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Board of Directors; provided such vacancy is not a result of a Disqualifying Event. Notwithstanding anything to the contrary, the director position for such Investor Director shall not be filled pending such designation and appointment, unless the applicable Investor Stockholder fails to designate such Nominee for more than fifteen (15) days, after which the Company may appoint a successor Director until the applicable Investor Stockholder makes such designation.

2.7 Expenses; D&O Insurance. Any Director who is nominated pursuant to the terms of this Agreement shall be entitled to (i) the same reimbursement for travel and other expenses paid to other non-employee Directors incurred in connection with his or her duties as a Director, including any service on any committee of the Board of Directors, and (ii) the same indemnification rights provided to other non-employee Directors, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance to the same extent it indemnifies and provides insurance for other non-employee Directors.

2.8 Covenant to Vote. Each Investor Stockholder hereby agrees with the Company to take all Necessary Action to, and to vote all Company Shares owned or held of record by such Investor Stockholder at any such meeting of stockholders of the Company, or take all actions by written consent in lieu of any such meeting as may be necessary, to cause the Company to elect as Directors those individuals included in the slate of nominees proposed by the Board of Directors to the Company’s stockholders for each election of Directors, including the Nominees designated in accordance with this Article 2, and to otherwise effect the intent of the provisions of this Article 2.

2.9 Restrictions on Other Agreements. No Investor Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Company Shares nor shall any Investor Stockholder enter into any other agreements or arrangements of any kind with any Person with respect to the Company Shares on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other stockholders of the Company that are not parties to this Agreement or otherwise).

2.10 Additional Management Provisions. The parties hereby agree, notwithstanding anything to the contrary in any other agreement and to the fullest extent permitted by law, that when any of the Investor Stockholders take any action under this Agreement to give or withhold their consent in their respective capacity as the stockholders, the applicable Investor Stockholders shall have no duty (fiduciary or other) to consider the interests of the Company or its subsidiaries or the other Company stockholders and may act exclusively in its own interest and shall have only the duty to act in good faith and engage in fair dealing; provided, however, that notwithstanding anything contained in this Section 2.10, this Section 2.10 shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement and the Company Organizational Documents or affect the duties of the Directors. Each party hereby waives, to the fullest extent permitted by law, all claims, actions or other rights to which such party might otherwise be entitled and agrees not to bring any claim or action (in law or equity) (other than with respect to breaches of contractual provisions under this Agreement) against any Investor Stockholder, the Company or any of the Company’s subsidiaries in connection with (a) a failure to fulfill a duty (fiduciary or other) to consider the interests of the Company, the Company’s subsidiaries or the other Company stockholders when taking any actions under this Agreement in accordance with the prior sentence in their capacity as Investor Stockholders or (b) such Investor Stockholder’s actions taken in pursuit of its own interests ahead of the interests of the Company, the Company’s subsidiaries or the other Investor Stockholders; provided, in each case, that such Investor Stockholder, as applicable, has taken such actions in good faith and engaged in fair dealing.

3. Transfers of Shares. Each of the Investor Stockholders agrees that he, she or it will not, during the Lock-up Period, (i) lend; offer; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, in each case whether effected directly or indirectly, any Lock-up Shares Beneficially Owned by such Investor Stockholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-up Shares or other securities, in cash, or otherwise or (iii) publicly announce the intention to effect any of the transactions covered in clauses (i) and (ii) above; provided, that nothing herein shall prohibit any Investor Stockholder from (A) pledging any Company Shares in connection with such Person’s entry into a credit facility or any other bona fide borrowing or similar lending arrangement, which shall include margin loans; provided, further, that for the avoidance of doubt, any pledgee who receives Company Shares following the exercise of remedies shall not be subject to the restrictions set forth in this Section 3 or (B) transferring any Lock-up Shares as a distribution or transfer to general partners, limited partners, members or stockholders of the Investor Stockholder, or to any corporation, partnership, limited liability company, investment fund or other entity which controls or manages or is controlled or managed by the Investor Stockholder, or to any Affiliate under common control or management with the Investor Stockholder; provided that (1) each such transferee agrees to be bound in writing by the restrictions set forth herein, (2) any such transfer shall not involve a disposition for value and (3) no public filing or public disclosure shall be required or voluntarily made during the Lock-up Period in connection with any such transfer (other than required filings under Section 13(d) or

13(g) or Section 16 of the Exchange Act). The Investor Stockholders also agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Lock-up Shares except in compliance with the foregoing restrictions.

4. Right to Conduct Activities. The parties expressly acknowledge and agree that in the event that any Investor Stockholder or any Investor Director or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company or its subsidiaries and such Investor Stockholder, Investor Director or any other Person, the Investor Stockholder, Investor Director or Affiliate thereof, as applicable, shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its subsidiaries or their respective Affiliates or equityholders for breach of any duty (contractual or otherwise) by reason of the fact that such Investor Stockholder, Investor Director or Affiliate, as applicable, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or its subsidiaries, unless such corporate opportunity is expressly offered to such Investor Director in his or her capacity as a Director; provided, however, that the foregoing shall not relieve any Investor Director from his or her fiduciary duties to the Company.

5. Miscellaneous.

5.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by an Investor Stockholder to a Permitted Transferee of such Investor Stockholder; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Company Shares with respect to which such rights are being transferred; and (y) such Permitted Transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.2 Effectiveness; Termination. This Agreement shall not be effective until the Closing. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the written agreement of the Company and the Investor Stockholders holding a majority of the Company Shares then held by all Investor Stockholders that then have the right to nominate a Director for election to the Board of Directors pursuant to Article 2 to terminate this Agreement and (ii) such time following the Lock-up Period as the Investor Stockholders no longer have the right to nominate any Nominees hereunder; provided in each case that such termination shall not release any party of any liability for any breach of this Agreement occurring prior to such termination.

5.3 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General

Corporation Law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware, including without limitation Delaware laws relating to applicable statutes of limitation and burdens of proof.

5.4 Counterparts: Facsimile. This Agreement may be executed in multiple counterparts (including facsimile and electronic), each of which shall be an original but all of which together shall constitute but one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day, if sender on the same day sends a confirming copy of such notice by a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt; or (iii) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.

If to the Company:

Callaway Golf Company

2180 Rutherford Road

Carlsbad, CA 92008

Attn:        Brian P. Lynch

E-mail:

with a copy to (which will not constitute notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attn:        Craig M. Garner

                Kevin C. Reyes

E-mail:

If to an Investor Stockholder, to the address set forth below such Investor Stockholder’s name on Schedule A hereto.

5.7 Amendments and Waivers. This Agreement may be amended only by a written instrument duly executed by the Company and each of the Investor Stockholders that then has the right to nominate a Director for election to the Board of Directors pursuant to Article 2; provided, however, that Schedule A to this Agreement may be amended at any time by the Company to add as a party hereto any Person that acquires any Company Shares in compliance with the terms of this Agreement and executes a supplemental signature page; provided, further, that Schedule A to this Agreement shall be updated upon the consummation of the Merger as provided herein to set forth the number of Company Shares that each Investor Stockholder Beneficially Owns immediately following the Closing. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

5.8 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.9 Conflict with Company Organizational Documents. In the event of a conflict between the Company Organizational Documents and this Agreement, it is expressly agreed that as between the Investor Stockholders this Agreement shall prevail and the parties shall use reasonable best efforts to ensure continued compliance by the Company with the Company Organizational Documents. For the avoidance of doubt, nothing contained in this Agreement shall be deemed to constitute an amendment of the Company Organizational Documents or of any previous certificate of incorporation of the Company. Notwithstanding any other provisions of this Agreement, to the extent not inconsistent with Delaware law, the Company undertakes to be bound by and comply with the terms and conditions of this Agreement insofar as the same relates to the Company and any subsidiaries of the Company and to act in all respects as contemplated by this Agreement.

5.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.13 Acknowledgement. Each of the parties hereby acknowledges and agrees that the Investor Stockholders are acting independently of each other and nothing herein, or in the Merger Agreement or any of the ancillary agreements to be entered into in connection therewith, shall be deemed to create any agreement, arrangement or understanding between or among any of the Providence Stockholders, the West River Stockholders and the Dundon Stockholders. All agreements of the Providence Stockholders are between the Providence Stockholders and the Company, all agreements of the West River Stockholders are between the West River Stockholders and the Company, and all agreements of the Dundon Stockholders are between the Dundon Stockholders and the Company. The provisions of Section 2.5, Section 2.6 and Section 2.8 may only be enforced by the Company against the Investor Stockholders and by the Investor Stockholders against the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first written above.

CALLAWAY GOLF COMPANY

By:	/s/ Brian P. Lynch

Name:	Brian P. Lynch
Title:	Executive Vice President, Chief Financial Officer and Chief Legal Officer

[Signatures continued on following page.]

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

DDFS PARTNERSHIP LP

By: DDFS Management Company, LLC, its
General Partner

By:	/s/ Thomas Dundon
Name: Thomas Dundon
Title: Authorized Signatory

[Signatures continued on following page.]

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

DUNDON 2009 GIFT TRUST

By:	/s/ Thomas Dundon
Name: Thomas Dundon
Title: Authorized Signatory

[Signatures continued on following page.]

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

PEP TG INVESTMENTS LP

By: PEP TG Investments GP LLC, its
General Partner

By:	/s/ Scott Marimow
Name: Scott Marimow
Title: Authorized Signatory

[Signatures continued on following page.]

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

TGP INVESTORS, LLC

By: WestRiver Management, LLC, its
Managing Member

By:	/s/ Erik Anderson
Name: Erik Anderson
Title: Authorized Signatory

[Signatures continued on following page.]

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

TGP INVESTORS II, LLC

By: WestRiver Management, LLC, its
Managing Member

By:	/s/ Erik Anderson
Name: Erik Anderson
Title: Authorized Signatory

[Signatures continued on following page.]

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

TGP ADVISORS, LLC

By:	/s/ Erik Anderson
Name: Erik Anderson
Title: Authorized Signatory

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

SCHEDULE A

Investor Stockholders

PROVIDENCE STOCKHOLDERS:

Name	Initial Providence Shares
PEP TG Investments LP	[●]

WEST RIVER STOCKHOLDERS:

Name	Initial West River Shares
TGP Investors, LLC	[●]
TGP Investors II, LLC TGP Advisors, LLC

DUNDON STOCKHOLDERS:

Name	Initial Dundon Shares
DDFS Partnership, LP Dundon 2009 Gift Trust	[●]